VOID AFTER MARCH ---2001
                       SUBJECT TO EXTENSION BY THE COMPANY
                          SUBJECT TO EARLIER REDEMPTION

                                   NO. WARRANT
                                CUSIP 751569 11 2
                           RAMPART CAPITAL CORPORATION
                         (LOGO) as on stock certificate

THIS CERTIFIES THAT, FOR VALUE RECEIVED



or registered assigns (the "Registered Holder") is the owner of the number of Warrants ("Warrants") specified above. Each Warrant represented hereby initially entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Warrant Certificate and the Warrant Agreement (as hereinafter defined), one fully paid and nonassessble share of common stock, $.01 par value ("Common Stock"), of Rampart Capital Corporation, a Texas Corporation (the "Company"), at any time prior to the Expiration Date (as hereinafter defined), upon the presentation and surrender of this Warrant Certificate with the Subscription form on the reverse hereof duly executed, at the corporate office of American Stock Transfer & Trust Company as warrant agent, or its successor (the "Warrant Agent") accompanied by payment of $______ (the "Purchase Price") in lawful money of the United States of America in cash or by official bank or certified check made payable to the Company, subject to the right of the Company to decrease the Purchase Price for twenty (20) days, upon fifteen (15) days notice to the warrant holders, which may be in the form of a press release issued by the Company.

This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the warrant agreement (the "Warrant Agreement"), dated September ,1999 by and among the Company and the Warrant Agent.

In the event of certain contingencies provided for in the Warrant Agreement, the Purchase Price or the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment.

Each Warrant represented hereby is exercisable at any time between the Separation Date and the Expiration Date, as such terms are defined in the Warrant Agreement, at the option of the Registered Holder, but no fractional shares shall be issued. In the case of the exercise of less than all of the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate of Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

The term "Expiration Date" shall mean 5:00 P. M. (New York, New York time) on March 2001, (subject to extension in the sole discretion of the Company for up to an additional eighteen (18) months), or such earlier date as the Warrants may be redeemed. If such date shall in the State of New York be a holiday or a day on which banks are authorized to close, then the Expiration Date shall mean 5:00
P. M. (New York, New York time) the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close.

The Company shall not be obligated to deliver any securities pursuant to the exercise of the Warrants represented hereby unless a registration statement under the Securities Act of 1933, as amended, with respect to such securities is effective. The Company has covenanted and agreed that it will file a registration statement and will use its best efforts to cause the same to become effective and to keep such registration statement current while any of the Warrants are outstanding. The Warrants represented hereby shall not be exercisable by a Registered Holder in any state where such exercise would be unlawful.

This Warrant Certificate is exchangeable, upon the surrender hereof by the Registered Holder at the corporate office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants, each of such new Warrant Certificates to represent such number of warrants as shall be designated by such Registered Holder at the time of such surrender. Upon due presentment with payment of any tax or other governmental charge imposed in connection therewith for registration of transfer of the Warrant Certificate at such office, a new Warrant Certificate or Warrant Certificates representing an equal aggregate number of Warrants will be issued to the transferee in exchange therefor, subject to the limitations provided in the Warrant Agreement.

Prior to the exercise of any Warrant represented hereby, the Registered Holder shall not be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.

The Warrants represented hereby may be redeemed at the option of the Company at a redemption price of $.05 per Warrant at any time, provided the closing sale price of the Common Stock on the American Stock Exchange shall exceed $______for 10 consecutive trading days prior to the date notice of redemption is given. Notice of redemption shall be given not later than the thirtieth day before the date fixed for redemption, all as provided in the Warrant Agreement. On and after the date fixed for redemption, the Registered Holder shall have no rights with respect to the Warrants represented hereby except to receive the $.05 per Warrant upon surrender of this Warrant Certificate.

Prior to due presentment for registration of transfer hereof, the Company and the Warrant agent shall treat the Registered Holder as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notations or ownership or writing hereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notices to the contrary.

This warrant Certificate shall be governed by and construed in accordance with the laws of the State of Texas.

This warrant Certificate is not valid unless countersigned by the Warrant Agent.

IN WITNESS WHEREOF, the Company has caused this Warrant certificate to be duly executed, manually or in facsimile, by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon.


J. H. Carpenter                             C. W. Janke
President/Secretary                         Chairman                    SEAL            Countersigned
                                                                                        American Stock Transfer
                                                                                        Trust Company


     (NOTE: please use the company signatures and seal as on the stock certificates. The Company wants a red warrant certificate in the style of the stock certificate.) We may have to get a unit certificate but I am waiting on the Amex for that decision.